Exhibit 10.1

Dated February 18, 2011

BOTTOMLINE TECHNOLOGIES LIMITED (1)

- AND -

NIGEL SAVORY (2)

DEED OF VARIATION TO SERVICE AGREEMENT

THIS DEED is made the 18th day of February 2011

BETWEEN:

(1)	BOTTOMLINE TECHNOLOGIES LIMITED a company formerly named Checkpoint Security Services Limited, registered in England and Wales under number 03693514 and with its registered office at 115 Chatham Street, Reading, RG1 7JX (the “Company”), and

(2)	NIGEL SAVORY of Dovecote Barn, Withyditch, Dunkerton, Bath, BA2 8AY (“You/you”)

OPERATIVE TERMS:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed, the term “Service Agreement” means the Service Agreement between the Company and you dated 22 November 1999.

1.2	All terms defined in the Service Agreement shall, unless the context requires otherwise, have the same meanings when used in this Deed.

2.	ADDITIONAL TERMS OF EMPLOYMENT

The parties to this Deed agree that the Service Agreement shall be amended with effect from the date of this Deed as follows:

2.1	The definition of the term “Company” in Clause 1.1 of the Service Agreement shall be amended such that the words “shall mean Checkpoint (Holdings) Limited” shall be deleted and replaced by the words “shall mean Bottomline Technologies Limited”.

2.2	Clause 2.1 of the Service Agreement shall be amended such that the words “in the capacity of Director of Security Print” shall be deleted and replaced by the words “in the capacity of Managing Director EMEA”.

2.3	Clause 3.1 of the Service Agreement shall be deleted and the following clause shall be inserted in its place:

“The Appointment shall commence on the date of this Agreement and, unless terminated in accordance with clause 10.6 or clause 15.1 of this Agreement, shall continue until terminated at any time by the Company giving to the Manager at least 6 months’ written notice of the termination of this Appointment (and therefore the employment of the Manager) or the Manager giving to the Company at least 12 months’ written notice of the termination of this Appointment (and therefore the employment of the Manager). In the event that the Company serves notice under this clause to terminate the Appointment (and therefore the employment of the Manager) or the Company terminates the Appointment (and therefore the employment of the Manager) immediately and makes a payment in lieu of notice in accordance with clause 3.5 of this Agreement, the Company shall pay to the Manager an additional severance payment equivalent to 6 months’ basic salary (at that time), six months’ car allowance plus a sum equivalent to six months’ bonus entitlement calculated on a pro rata basis according to the level of bonuses actually paid to the Manager over the preceding period of 12 months, less deductions for income tax and employee’s national insurance contributions, subject at all times to, and conditional upon, the Manager executing and remaining bound by a compromise agreement between the Company and the Manager in a form that is acceptable to both the Manager and Company and materially in the form set out in the Appendix to this Deed (save for any amendments agreed between the parties or necessary to address changes in applicable law). This severance payment shall, if due, be paid within 21 calendar days of the later of the relevant termination date and the date of the compromise agreement. No such severance payment shall be due if the Appointment (and therefore the employment of the Manager) is terminated by the Company in accordance with clause 10.6 or clause 15.1.”

2.4	Clause 3.4 of the Service Agreement shall be deleted and the following clause shall be inserted in its place:

“The Restricted Period (as defined in Clause 12) shall be reduced by any period of Garden Leave (up to a maximum of 12 months).”

2.5	Clause 4.1.1 of the Service Agreement shall be deleted and the following clause shall be inserted in its place:

“be responsible directly, and report, to the Chief Executive Officer of Bottomline Technologies (de), Inc. (the “Parent”).”

2.6	Clause 4.1.2 of the Service Agreement shall be amended such that the words “Security Print operations within Checkpoint” shall be deleted and replaced by the words “for the overall strategy, execution and performance of the Parent and the day to day operations, strategy, execution and performance of the Company”.

2.7	Clause 5.1.2 of the Service Agreement shall be deleted and the following clause shall be inserted in its place:

“in addition to the Salary, the Manager shall be entitled to participate in a discretionary bonus plan. Subject to the terms, conditions and rules of the applicable plan in force from time to time and the successful achievement by the Manager and by the Company of any targets and/or objectives determined by the Chief Executive Officer of the Parent for each year, the Manager shall be eligible for a discretionary bonus payment of up to £100,000. Whether each target or objective has been successfully completed, whether to pay any bonus and, if so, the amount of any bonus payment are matters within the discretion of the Chief Executive Officer of the Parent and subject to the approval of the Compensation Committee of the Parent (the “Compensation Committee”). The Manager agrees that the terms and conditions applicable to the bonus plan may be varied from time to time and acknowledges that the targets and objectives are likely to vary from year to year. As the bonus plan is intended to incentivise the Manager to remain in the employment of the Company, the payment of any bonus is conditional on the Manager being in the employment of the Company and not having given or been given notice of termination of employment on the day the bonus payment would otherwise have been due for payment to the Manager. All bonus payments shall be subject to deductions for income tax, employee’s national insurance contributions and any other withholdings required by applicable law. Any bonuses paid to the Manager by the Company shall not be pensionable and shall not therefore give rise to the manager being entitled to any additional Company pension contributions.”

2.8	A new clause 5.5 shall be inserted into the Service Agreement after clause 5.4, but before clause 5.6, of the Service Agreement to read:

“In the event that the Manager’s employment is terminated by the Company, other than for Cause, prior to a Change in Control of the Parent, each outstanding option to purchase shares of Common Stock of the Parent held by the Manager shall become immediately exercisable in full, any shares of restricted stock then outstanding shall vest in full, and, notwithstanding any provision in any applicable option agreement to the contrary, each such option shall continue to be exercisable by the Manager (to the extent such option was exercisable on the date of the termination of the Manager’s employment) for a period of two years (or the remainder of the option term if less than two years) following such date of termination.”

2.9	A new clause 5.6 shall be inserted into the Service Agreement after clause 5.5, but before clause 5.7, of the Service Agreement to read:

“If the Change in Control Date occurs during the term of this Agreement and the Manager’s employment is terminated by the Company (other than for Cause), or by the Manager for Good Reason within 12 months following the Change of Control Date, each outstanding option to purchase shares of Common Stock of the Parent held by the Manager shall become immediately exercisable in full, any shares of restricted stock then outstanding shall vest in full, and, notwithstanding any provision in any applicable option agreement to the contrary, each such option shall continue to be exercisable by the Manager (to the extent such option was exercisable on the date of the termination of the Manager’s employment) for a period of two years (or the remainder of the option term if less than two years) following such date of termination.”

2.10	A new clause 5.7 shall be inserted into the Service Agreement after clause 5.6, but before clause 6, of the Service Agreement to read:

“In clauses 5.5-5.7 of this Agreement the following terms shall have the following meanings:

“Board” means the Board of Directors of the Parent.

“Cause” means the discharge resulting from a determination by a vote of the Board of the Parent that the Manager:

(a)	has been convicted of a criminal offence involving dishonesty, fraud, theft or embezzlement or any other criminal offence other than a driving offence for which a custodial sentence is not imposed;

(b)	has willfully and persistently failed to attend to material duties or obligations reasonably imposed on him under this Agreement (as amended) which failure continues for 21 days following written notice thereof from the Board to the Manager referencing this clause 5.8(b) and describing in reasonable detail the nature of the Manager’s failure under this clause 5.8(b);

(c)	has breached any of his material obligations under any agreement between the Manager and the Company or the Parent which imposes confidentiality, proprietary information, assignment of invention(s), non-competition or similar obligations on the Manager, as may be in effect from time to time, which breach is described in reasonable detail in a written notice referencing this clause 5.8(c) from the Board to the Manager and which breach of a material obligation would have an adverse effect on the Company or the Parent (collectively “Company Agreements”); or

(d)	has performed or failed to act, which if he were prosecuted and convicted for such performance or failure would constitute a crime or offense involving money or property of the Company or the Parent (in either case in an amount or at a value in excess of $5,000), or which would constitute a criminal offence (other than a driving offence for which a custodial sentence is not imposed) in the jurisdiction involved.

For purposes of this Agreement, after a Change in Control of the Company, “for cause” shall mean the discharge resulting from a determination by a vote of the Board only under clause 5.8(a) or 5.8(d) above.

“Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (c) below:

(a)	any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Parent, any trustee or other fiduciary holding securities under an employee benefit plan of the Parent, or any corporation owned directly or indirectly by the stockholders of the Parent in substantially the same proportion as their ownership of stock of the Parent) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent representing 50% or more of the combined voting power of the Parent’s then outstanding securities;

(b)	the stockholders of the Parent approve a merger or consolidation of the Parent with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Parent or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Parent (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 50% of the combined voting power of the Parent’s then outstanding securities; or

(c)	the stockholders of the Parent approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Parent of all or substantially all of the Parent’s assets.

“Change in Control Date” means the first date during the term of the Agreement on which a Change in Control occurs.

“Good Reason” means:

(a)	the continued assignment to the Manager of any duties or the continued significant change in the Manager’s duties, either of which is substantially inconsistent with the Manager’s duties immediately prior to such assignment or after notice thereof from the Manager to the Board setting forth in reasonable detail the respects in which the Manager believes such assignments or duties are significantly inconsistent with the Manager’s prior duties;

(b)	a reduction in the Manager’s then base compensation;

(c)	the imposition of a requirement by the Company, any person in control of the Company or any successor to the Company, that the location at which the Manager performs his principal duties for the Company or any successor to the Company be changed to a new location outside a radius of 50 miles from the then current location; or

(d)	any breach by the Company of any material provision of this Agreement;

provided that none of the foregoing shall constitute Good Reason to the extent the Manager has agreed in writing thereto.

2.11	Clause 11.3 of the Service Agreement shall be supplemented through the addition of the following sentence at the end of the clause:

“Further, the Manager shall not be restrained from disclosing any confidential information that must be disclosed by law or pursuant to an order of any court or tribunal of competent jurisdiction and nothing in this Agreement will prevent the manager making a “protected disclosure” within the meaning of Sections 43A-L Employment Rights Act 1996, provided that the Manager has first followed and exhausted any reasonable Company procedure in relation to the reporting of any alleged wrongdoing or malfeasance on the part of the Company or any Associated Company or any of its/their officers, directors, employees or advisers.”

2.12	The second sentence of clause 15.7 of the Service Agreement (starting “PROVIDED THAT ….”) shall be relocated so that it appears after clause 15.6.4.

2.13	The first sentence of clause 15.7 of the Service Agreement (starting “Upon notice …...” shall be deleted and the following clause shall be inserted in its place:

“The Manager agrees that he will, on the termination of his employment with the Company, or earlier if required to do so by the Chief Executive Officer of the Parent at any time, resign immediately from all offices and directorships he holds in the Company and/or any Associated Company. It is agreed that the Manager shall have no claim for, or right to, compensation as a result of any such resignation(s) and that there shall be no act that could constitute, or give grounds for the Manager to assert that there has been, a constructive dismissal if he is required to resign from any office or directorship at any time by Chief Executive Officer of the Parent.”

3.	CHOICE OF LAW AND JURISDICTION

This Deed shall be subject to English law and to the sole jurisdiction of the courts of England and Wales.

This Deed is executed and delivered by you as a Deed, and executed by the duly authorised representatives of the Company, on the date stated on the first page of this Deed.

Executed on behalf of
BOTTOMLINE TECHNOLOGIES LIMITED	:	/s/ Robert Eberle
Authorised Signatory

Executed and delivered as a DEED by	:	/s/ Nigel Savory
NIGEL SAVORY

In the presence of:-	:	/s/ H.S. Samways
Signature of Witness

Print Name of Witness:		H.S. Samways
Print Address of Witness:		Keg Cottage
Hinton Charterhouse, Bath
BA277H
Print Occupation of Witness:		Retail Director

APPENDIX TO DEED OF VARIATION TO SERVICE AGREEMENT

Dated:	20[XX]

(1) BOTTOMLINE TECHNOLOGIES LIMITED

(2) BOTTOMLINE TECHNOLOGIES (DE), INC.

And

(3) NIGEL SAVORY

COMPROMISE AGREEMENT

(Without Prejudice/Subject to Contract)

THIS AGREEMENT is made the              day of [MONTH AND YEAR]

BETWEEN:

(1)	BOTTOMLINE TECHNOLOGIES LIMITED a company formerly named Checkpoint Security Services Limited, registered in England and Wales under number 03693514 and with its registered office at 115 Chatham Street, Reading, RG1 7JX (the “Company”);

(2)	BOTTOMLINE TECHNOLOGIES (DE), INC., a Delaware corporation, with its principal executive offices at 325 Corporate Drive, Portsmouth, New Hampshire, United States of America (“Bottomline”); and

(3)	NIGEL SAVORY of Dovecote Barn, Withyditch, Dunkerton, Bath, BA2 8AY (“You/you”).

TERMS OF SETTLEMENT:

1.	You warrant and represent to the Company and Bottomline that:

1.1	you are employed by the Company and that you are not employed by any other Group Company;

1.2	you have received independent legal advice from [NAME OF SOLICITOR], of [NAME OF LAW FIRM], solicitors of [ADDRESS OF LAW FIRM] (the “Relevant Independent Adviser”) as to the terms and effect of this agreement under English law prior to your executing this agreement and, in particular, concerning its effect on your ability to pursue any of the rights, complaints or claims which are compromised under the terms of this agreement; and

1.3	to the best of your knowledge, when the Relevant Independent Adviser gave the advice referred to in clause 1.2 above, there was in force a contract of insurance, or an indemnity provided for members of a profession or professional body, covering the risk of a claim or complaint by you against the Relevant Independent Adviser in respect of loss arising in consequence of the said advice;

1.4	you have not issued, entered or submitted any claims, complaints, proceedings or other actions against the Company, Bottomline or any Group Company to any court or tribunal in any jurisdiction; and

1.5	you have not, during your employment with the Company, committed any repudiatory breach of any express or implied term or condition of your contract of employment or other act or omission of serious or gross misconduct which would entitle (or would have entitled) the Company to dismiss you with immediate effect without notice or any payment in lieu of notice,

1.6

and it is agreed by the parties to this agreement that all payments due to you under this agreement are conditional upon your warranties and representations in this regard being true and accurate. In the event that the Company discovers that this is not so, neither the Company not Bottomline shall have any obligation to pay any sums otherwise due to you under this agreement and you shall be required to repay to the

Company (within 7 days of receipt of a demand for repayment from the Company) all sums paid to you by the Company in the mistaken belief that this condition had been met by you. [Nothing in this agreement shall prevent the Company from terminating your employment earlier than the Termination Date in the event that you commit (or have committed) any act(s) of gross misconduct, gross negligence, material dishonesty or any other repudiatory breach of your contract of employment, in which event you shall not be entitled to receive from the Company, Bottomline or any Group Company any of the payments set out in this agreement.]

2.	You acknowledge and agree that:

2.1	your employment with the Company will terminate on the [DATE] (the “Termination Date”);

2.2	[this Agreement constitutes written notice from the Company to you of the termination of your employment with the Company on the Termination Date;]

2.3	[the Company is required to give you six months’ notice of the termination of your employment pursuant to the Service Agreement between the Company and you dated 22 November 1999 (as amended) (the “Employment Agreement”);]

2.4	[as the Company has given you six months’ notice of the termination of your employment with the Company, you will not be entitled to any payment in lieu of notice or compensation for breach of contract; and]

2.5	[you will continue to undertake your normal duties for the Company during the period commencing on the date of this agreement and ending on the Termination Date (the “Transition Period”), provided that the Company shall have no obligation to provide you with any duties or work during the Transition Period and may place you on garden leave at any time during the Transition Period (in which event the terms and conditions of employment set out in clause 3 below shall be applicable during the remainder of the Transition Period).]

3.	[In the event you are placed on garden leave by the Company at any time during the Transition Period the following terms and conditions of employment will be applicable during the remainder of the Transition Period:

3.1	you will cease to:

(a)	carry out any duties for the Company;

(b)	use your normal job title and will not represent to any third party that you hold this position in the Company; and

(c)	exercise any powers on behalf of the Company or any other Group Company and shall not bind the Company or any Group Company to any contract or agreement or pledge the credit of the Company or any Group Company for any purpose without (in each case) the prior written authorisation of the Chief Executive Officer of Bottomline (the “CEO”),

save that you may from time to time be required to provide the CEO with any and all information, explanations and reasonable assistance that is/are requested of you in relation to the business being operated by, and the customers of, the Company and/or any Group Company and you shall represent the Company to the best of your ability at any meeting with any third party that the CEO instructs you to attend;

3.2	you will not have any business dealings with the employees, suppliers, advertisers, customers, clients, competitors, shareholders, advisers or agents of the Company or any Group Company (each a “Related Party” and together the “Related Parties”), except to the extent that you are:

(a)	required to do so by the CEO to:

(i)	assist the efficient operation of the business of the Company, Bottomline and/or any Group Company; or

(ii)	ensure a smooth handover of your duties and responsibilities to other employees of the Company, Bottomline or any Group Company; or

(b)	permitted to do so in advance by the CEO;

3.3	you must disclose to the CEO any contact made with you by any Related Party, provide the CEO with a summary of the issues discussed during any telephone call you receive from any Related Party and provide the CEO with a copy of any emails or correspondence sent to you by the applicable Related Party;

3.4	you will not visit any premises of the Company, Bottomline or any Group Company without the prior written permission of the CEO, save where you are required by the CEO to attend a meeting at the premises of the Company, Bottomline or any Group Company;

3.5	you will remain reasonably contactable by mobile telephone at all times during normal working hours (and promptly provide the CEO with your up to date mobile and home telephone numbers if these numbers change before or during the Transition Period);

3.6	you will cease to have access to the information technology and internal telephone networks of the Company, Bottomline and all Group Companies, save to the extent you are permitted such access by the CEO;

3.7	you will not be engaged or employed by, accept any directorship, office or partnership in or be otherwise interested or concerned in any other company, corporation, firm, business or organisation without the prior written permission of the CEO;

3.8	you must otherwise comply in full with the terms and conditions of employment set out in the Employment Agreement, save to the extent such terms and conditions are varied by the terms of this agreement; and

3.9	you will continue to owe the Company and Bottomline duties of loyalty and fidelity.]

4.

The Company shall continue to provide to you your normal basic salary, car allowance and employee benefits up to and including the Termination Date, provided that you shall not be entitled to any further bonus, commission payments, incentive payments, share awards or to be granted any share options, save to the extent set out in this agreement. Your salary will be paid through payroll in the normal manner and will be subject to deductions for income tax and employee’s national insurance contributions to the extent required by law. You agree that, with effect from the Termination Date, you will cease to be entitled to any and all salary, bonuses, commission, share awards, share options and/or all other monetary and non-monetary benefits (whether contractual or otherwise) save as may be set out in this agreement.

5.	Subject to the conditions stated in clause 1 of this agreement being met in full, to your compliance in full with the terms of this agreement and to the Company’s receipt of a copy of this agreement duly signed by you (please address to the CEO and mark the envelope “Strictly Private & Confidential”) and a copy of the Relevant Independent Adviser’s Certificate (appended to this agreement and headed Appendix 1) duly signed by the Relevant Independent Adviser, the Company shall pay to you on behalf of itself and Bottomline (within 21 calendar days of the [Termination Date/date of this agreement]) the sums of:

5.1	[£[XX,XXX] by way of payment in lieu of notice, which shall be subject to deductions for income tax and employee’s national insurance contributions;][Drafting note: this clause will only be used in the event that Bottomline terminates Mr. Savory’s employment by making a payment in lieu of notice, and will be deleted if this is not the case]

5.2	[£[XX,XXX] by way of payment in lieu of [X] days of accrued, but untaken, holiday entitlement, which shall be subject to deductions for income tax and employee’s national insurance contributions;] and

5.3	£[six months’ salary + six months’ car allowance + six months’ pro rated bonus] by way of compensation for the termination of your employment, which shall be payable in accordance with, and subject to, the terms and conditions set out in clause 6 below.

6.	It is the understanding of the parties to this agreement that the first £30,000 of the payment being made under clause 5.3 above may be paid to you without deduction of income tax or employee’s national insurance contributions pursuant to Section 403 of the Income Tax (Earnings and Pensions) Act 2003. Accordingly, the Company shall not make any deductions from the first £30,000 of this payment before paying it to you. Notwithstanding the understanding of the parties to this agreement, you agree that any income tax or employee’s national insurance contributions payable in relation to the payments and benefits due to you under this agreement will be for your own account. In the event that the Company receives a demand for payment from HM Revenue and Customs in respect of any additional income tax and/or employee’s national insurance contributions, it will give you a reasonable period to contest the demand, if you choose to do so, before making any payment to HM Revenue and Customs and shall provide you with reasonable access to relevant documentation for the purposes of you contesting any such demand for payment. You agree to indemnify the Company, Bottomline and all Group Companies on demand and hold it/them harmless against any such liabilities in respect of income tax and/or employee’s national insurance contributions (including interest, penalties and all associated costs and expenses) paid by the Company, Bottomline or any Group Company in connection with the payments and benefits provided to you under this agreement save for:

6.1	any interest charges or penalties incurred by reason of any delay by the Company in satisfying any express written demand for payment of such tax or national insurance contributions received from the HM Revenue and Customs (except where such default or delay is caused by the Company complying with its obligation to give you a reasonable period to contest the demand); and

6.2	any tax or national insurance contributions actually deducted and withheld by the Company from the payments stated in clauses [5.1 and 5.3] of this agreement.

7.	Notwithstanding provisions to the contrary in the rules of the [Bottomline 2000 Stock Incentive Plan] and/or the restricted stock agreements dated [DATE(S)] by and between you and Bottomline (the “RSA”), effective as of the Termination Date, the vesting of any and all Unvested Shares (as defined in the RSA) shall accelerate such that the number of Unvested Shares shall be deemed to equal zero. Bottomline shall sell such number of the Shares (as defined in the RSA) which therefore cease to be subject to forfeiture as is sufficient to generate net proceeds to satisfy your employer’s consequential tax withholding obligations and the employer National Insurance Contributions you have elected to bear and shall retain such net proceeds in satisfaction of such tax withholding obligations.

8.	It is agreed that:

8.1	the vesting of any and all stock options granted to you by Bottomline shall accelerate such that options that have not lapsed as at the date of this Agreement (“Options”) shall be deemed to be vested in full as at the Termination Date;

8.2	notwithstanding provisions to the contrary in the rules of the [Bottomline 2000 Stock Incentive Plan] and/or the option agreements dated [DATE(s)] governing the Options (the “Option Documentation”), each Option shall continue to be exercisable for a period of two years immediately following the Termination Date; and

8.3	subject as stated in clauses [8.1 and 8.2] above, your right to exercise any or all of the Options shall, in all other respects, be governed by and subject to the terms and conditions stated in the Option Documentation.

9.	The payments and other benefits provided to you by the Company and Bottomline under this agreement are being provided to you by the Company and Bottomline and are hereby accepted by you in full and final settlement of any and all claims you have or may have against the Company, Bottomline, any Group Company or any of the officers, directors, employees, shareholders or consultants of the Company, Bottomline or any Group Company, whether such claims arise out of or are in connection with your employment with the Company, the Employment Agreement, any treatment you received during your employment with the Company, the termination of your employment with the Company, the termination of the Employment Agreement, or otherwise, including, but not limited to, all claims:

9.1

for or in relation to: unfair dismissal; discrimination, harassment or victimisation on the grounds of your sex, marital or civil partner status or gender; discrimination, harassment or victimisation on the grounds of your race, colour, nationality, or ethnic or national origins; discrimination, harassment or victimisation on the grounds of your age; discrimination, harassment or victimisation on the grounds of any disability you have or may have; a failure to make reasonable adjustments under Section 4A Disability Discrimination Act 1995 or Section 20 Equality Act 2010; discrimination, harassment or victimisation on the grounds of sexual orientation, discrimination, harassment or victimisation on the grounds of religion or belief, unlawful or unauthorised deductions of or from wages; equal pay; you having made or threatened to make a “protected disclosure” within the meaning of Section 43A-L Employment Rights Act 1996; and any entitlement to a statutory or contractual redundancy payment;

9.2	for or in relation to breach of contract or breach of the Working Time Regulations 1998, including, but not limited to, claims in respect of any unpaid: salary; pay in lieu of notice; wrongful dismissal; holiday pay; sick pay; commission; pension contributions; bonus payments; or incentive payments of any kind;

9.3	arising under the common law (including, without limitation, all tortious claims) and all claims for breach of statutory duty, including, but without limitation, all claims relating to injury to feelings and claims for psychological, physical or personal injury arising from any illnesses, diseases, medical conditions, symptoms, accidents or injuries of which you are aware at the date of this agreement;

9.4	under the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 on the grounds that you have been subjected to any less favourable treatment than a comparable full time employee as regards your terms and conditions of employment, access to employee benefits or being subjected to any other detriment by any act, or deliberate failure to act;

9.5	under the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 on the grounds that you have been subjected to any less favourable treatment than a comparable permanent employee as regards your terms and conditions of employment, access to employee benefits or being subjected to any other detriment by any act, or deliberate failure to act;

9.6	under the Employment Rights Act 1996; the Trade Union and Labour Relations (Consolidation) Act 1992; the National Minimum Wage Act 1998; the Working Time Regulations 1998; or under any other laws of England or the European Union; and

9.7	in relation to or arising from any stock options (whether approved, unapproved, enterprise management incentive or sharesave and whether vested or unvested), restricted stock award or stock awards, which have or should have been granted to you under any stock option plan, restricted stock plan or stock award plan operated by the Company, Bottonline or any Group Company, subject to clauses [7 and 8 above];

Provided that nothing in this agreement will affect any rights or settle any claims which you have or may have in relation to: (a) your accrued rights under any pension scheme operated by the Company; or (b) any personal injury claim arising from any illnesses, diseases, medical conditions, symptoms, accidents or injuries of which you are unaware at the date of this agreement; or (c) the terms of this agreement; or (d) any RSAs; or (e) any Options.

10.	You hereby warrant and represent that:

10.1	you have raised (or are hereby raising) to the Company each and every claim set out in clause [9] above and acknowledge that it is the mutual intention of the parties to this agreement that all such claims are being compromised by the terms of this agreement; and

10.2	in relation to any claim which is not listed in clause [9] above, you are not, to the best of your knowledge, having taken independent legal advice from the Relevant Independent Adviser, aware of any such claim or any facts or matters which might give rise to any such claim and you acknowledge that the Company and Bottomline are both relying on this representation in entering into this agreement.

11.	You agree that you will not submit any appeal with regard to the termination of your employment or any grievances to the Company in relation to your employment, any treatment you received during your employment or the termination of your employment. You agree that any grievances you may have in relation to your employment, any treatment you received during your employment or the termination of your employment and all claims that may arise from such grievances shall be settled conclusively by the terms of this agreement.

12.	The Company undertakes to you that it will not, whether directly or indirectly, make, publish or otherwise communicate any untrue, disparaging or derogatory statements, whether in writing or otherwise, concerning you. You likewise undertake to the Company that you will not, whether directly or indirectly, make, publish or otherwise communicate any untrue, disparaging or derogatory statements, whether in writing or otherwise, about or concerning:

12.1	the Company or any Group Company;

12.2	any officer, director, shareholder or employee of the Company, Bottomline or any Group Company; or

12.3	any product or service being sold, developed or provided by the Company, Bottomline or any Group Company.

13.	The Company and Bottomline each undertakes to you that it will keep the terms of this agreement, all details concerning any grievances, allegations and claims made by you against the Company, Bottomline or any Group Company and the facts and matters leading up to the signature of this agreement confidential and further undertakes not to disclose the same to any third party, save: (a) as may be required by law, by a court or tribunal of competent jurisdiction, the Securities and Exchange Commission or any regulatory authority; (b) in relation to any confidential due diligence exercise concerning the affairs of the Company or Bottomline; and/or (c) in order to take professional advice on a confidential basis in relation to the same. You likewise undertake to the Company and to Bottomline that you will keep the terms of this agreement, all details concerning any grievances, allegations and claims made by you against the Company, Bottomline or any Group Company and the facts and matters leading up to the signature of this agreement confidential and further undertake not to disclose the same to any third party, save: (a) as may be required by law or by a court or tribunal of competent jurisdiction; (b) in order to take professional advice on a confidential basis in relation to the same; or (c) for your spouse provided that you shall procure that she keeps such information strictly confidential and does not disclose it to any third party whatsoever.

14.	The Company shall reimburse you for any outstanding expenses properly and reasonably incurred by you in the performance of your duties during the last six months of your employment with the Company within 21 calendar days of you submitting a claim form to the Company together with receipts and vouchers evidencing such expenditure in full, subject at all times to:

14.1	you submitting any and all expense claims within 14 calendar days of the Termination Date to the CEO; and

14.2	your compliance in all other respects with any policy of the Company and Bottomline with regard to business expenses.

15.	You undertake that you will, on or before the Termination Date, return to the Company all property in your possession, custody or control which belongs to the Company or any Group Company or relates to its/their business or affairs, including, but not limited to, any of the following items that may be in your possession or under your custody or control: your office and cupboard keys, access card; any Company credit or petrol cards; any Company car; security passes; any desk top computer; any other laptop or notebook computers; any other computer hardware; any mobile telephones (including the SIM card) PDA handset or Blackberry handset provided to you by the Company; all documents, records, notebooks, notes, memoranda, and customer lists in whatever medium they have been stored (including on your personal computer or mobile telephone); computer software; market research reports; all documents or works in which the Company or any Group Company owns the copyright or other intellectual property rights; all other documents which relate to the business of the Company or any Group Company and any and all copies of such documents, lists or files taken or held by you.

16.	If you have any information relating to the Company or any Group Company or any work you have carried out for the Company or any Group Company which is stored on a device (which for the purpose of this clause includes a personal computer, laptop computer, web-server, personal digital assistant, your telephone handset, any other mobile telephone, disk, memory or any other device) which device does not belong to the Company, you agree to disclose this fact to the Company prior to the Termination Date and you agree to provide the Company with immediate access to such device prior to the Termination Date so that it can down load the information and/or supervise its deletion from the device concerned.

17.	You agree that clause 11 (headed “Confidential Information”), clause 12 (headed “Restrictive Covenants”) and clause 13 (headed “Designs and Inventions”) and clause 14 (headed “Copyright”) of the Employment Agreement shall remain in full force and effect after the date of this agreement and the Company shall be entitled to rely on and enforce the provisions set out in these clauses without exception.

18.	You undertake that you will not, following the Termination Date, hold yourself out or permit yourself to be held out as being employed or engaged by the Company or any Group Company.

19.	You agree to resign from all directorships and offices you hold in the Company and all Group Companies, with such resignations taking immediate effect. You agree to immediately sign and submit to the Company letters of resignation for this purpose in the forms set out in Appendix 2 to this agreement and to sign and return to the Company any and all further letters of resignation and/or other documents that the Company reasonably requires in order to secure your prompt and efficient resignation or removal from all directorships and offices you hold in the Company and all Group Companies with immediate effect.

20.	You acknowledge and agree that:

20.1	any and all obligations owed to you by the Company and Bottomline are expressly set out in this agreement and that this agreement states the entire agreement between the parties;

20.2	there are no other agreements or arrangements, whether written or oral or implied, between you and the Company or you and Bottomline relating to the termination of your employment or any other matter whatsoever;

20.3	you are not entering into this agreement in reliance on any representation, warranty, term or condition not expressly set out in this agreement; and

20.4	neither the Company nor Bottomline shall be obliged to undertake any act or to omit to act in any manner whatsoever that is not expressly set out in this agreement.

21.	The Company will pay directly to the Relevant Independent Adviser’s firm the sum of up to £2,000 plus VAT in respect of legal costs incurred in connection with advice provided to you as to the terms and effect of this agreement within 30 days of receipt of a valid VAT invoice from your Relevant Independent Adviser addressed to you but stated to be payable by the Company.

22.	The parties acknowledge and agree that this agreement satisfies the conditions for regulating compromise agreements under Section 203(3) of the Employment Rights Act 1996, Section 147(3) of the Equality Act 2010, Section 77(4A) of the Sex Discrimination Act 1975, Section 72(4A) of the Race Relations Act 1976, Section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, Schedule 3A of the Disability Discrimination Act 1995, Regulation 35(3) of the Working Time Regulations 1998, Section 49(4) of the National Minimum Wage Act 1998, Regulation 9 of the Part-Time Workers (Prevention Of Less Favourable Treatment) Regulations 2000, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, and Schedule 5 of the Employment Equality (Age) Regulations 2006.

23.	In this agreement the term “Group Company” means a company which from time to time is a subsidiary or a holding company of the Company or a subsidiary of such holding company, save for the Company itself, where the terms “subsidiary” and “holding company” have the meanings attributed to them by Section 1159 of the Companies Act 2006.

24.	You acknowledge and agree that the Company is entering into this agreement not only for itself but also as the trustee of each Group Company and with the intention that the Company and/or any Group Company will be entitled to seek the protection of and enforce this agreement directly against you. Except with respect to any Group Companies (which shall be deemed third party beneficiaries), no term of this agreement is enforceable under the Contract (Rights of Third Parties) Act 1999 by any person who is not a party to this agreement.

25.	This agreement shall be construed in accordance with the laws of England and the parties submit to the exclusive jurisdiction of the English Courts.

26.	This agreement is provided on a without prejudice basis and shall remain subject to contract until it is dated and signed by all of the parties, at which point it shall be treated as an open document setting out the terms of a binding legal agreement between its stated parties (notwithstanding that it shall remain labelled “Without Prejudice” and/or “Subject to Contract”).

27.	This agreement may be executed in any number of counterparts each in a like form, all of which taken together shall constitute one and the same document and any party may execute this agreement by signing and dating any one or more of such counterparts. Nothing in this agreement shall be construed as any admission of liability on the part of the Company, Bottomline or any Group Company.

IN WITNESS the parties have signed this agreement on the date stated on the first page of this agreement.

Signed for and on behalf of Bottomline Technologies Limited:

Signed for and on behalf of Bottomline Technologies (de), Inc.:

Signed by Nigel Savory:

Appendix 1

RELEVANT INDEPENDENT ADVISER’S CERTIFICATE

I, [NAME OF SOLICITOR], of [NAME OF LAW FIRM], solicitors of [ADDRESS OF LAW FIRM] hereby certify to BOTTOMLINE TECHNOLOGIES LIMITED a company formerly named Checkpoint Security Services Limited, registered in England and Wales under number 03693514 and with its registered office at 115 Chatham Street, Reading, RG1 7JX (the “Company”) and to BOTTOMLINE TECHNOLOGIES (DE), INC., a Delaware corporation, with its principal executive offices at 325 Corporate Drive, Portsmouth, New Hampshire, United States of America (“Bottomline”) that:

(a)	I am instructed by Nigel Savory (the “Employee”);

(b)	At all times during which I have advised the Employee on the subject matter of the Compromise Agreement between the Company, Bottomline and the Employee (the “Agreement”) I have been a Relevant Independent Adviser as defined by Section 203(3A) of the Employment Rights Act 1996, Section 147(3) of the Equality Act 2010, Section 77(4B) of the Sex Discrimination Act 1975, Section 72(4B) of the Race Relations Act 1976, section 288(4) of the Trade Union and Labour Relations (Consolidation) Act 1992, Schedule 3A of the Disability Discrimination Act 1995, section 35(4) of the Working Time Regulations 1998, Section 49(5) of the National Minimum Wage Act 1998, Regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, and Schedule 5 of the Employment Equality (Age) Regulations 2006;

(c)	I am not a party to any complaint raised by the Employee or connected (within the meaning ascribed to this term by Section 147 Equality Act 2010) to any party to the Agreement or any complaint raised by the Employee. I am not acting, and have not acted, for the Employee with regard to any complaints raised by the Employee against the Company, Bottomline or any Group Company;

(d)	I have given independent advice to the Employee as to the terms and effect of the Agreement under English law prior to the Employee executing the same and, in particular, as to its effect on the Employee’s ability to pursue any rights, complaints or claims before an Employment Tribunal; and

(e)	When I gave the advice referred to in sub-paragraph (d) above, there was in force a contract of insurance, or an indemnity provided for members of a profession or professional body, covering the risk of a claim or complaint by the Employee in respect of loss arising in consequence of the said advice.

Signed by the Relevant Independent Adviser:
Dated:	20[XX]

Appendix 2

RESIGNATION FROM OFFICES

The Board of Directors

Bottomline Technologies Limited

115 Chatham Street

Reading

RG1 7JX

[DATE]

Dear Sirs

I hereby give notice of my resignation from any and all directorships and offices I hold in Bottomline Technologies Limited (the “Company”) and in all Group Companies of the Company, such resignations to take [effect on [DATE] / immediate effect].

In this letter “Group Company” means any company which from time to time is a subsidiary or a holding company of the Company or a subsidiary of such holding company or subsidiary, where the terms “subsidiary” and “holding company” have the meanings attributed to them by section 1159 of the Companies Act 2006.

Yours faithfully

Nigel Savory

[Drafting Note: additional resignation letters will be appended to this agreement for each and every Group Company of which Nigel Savory is a registered director or officer substantially in this form or any alternative form required by applicable law].